Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release
Pebblebrook Hotel Trust Acquires the Argonaut Hotel
     Bethesda, MD, February 16, 2011 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has acquired the Argonaut Hotel for $84.0 million. The 252-room, upper-upscale, full-service, boutique-style hotel is located in San Francisco, California, in the heart of Fisherman’s Wharf. The property will continue to be managed by Kimpton Hotels & Restaurants (“Kimpton”). The transaction includes the assumption of a $42.0 million secured loan, with the balance of the purchase price funded by the Company with available cash.
     “We are pleased to acquire such a distinctive hotel in one of the most dynamic areas of San Francisco,” said Jon Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “The hotel is situated in an excellent location in Fisherman’s Wharf and is in close proximity to the area’s major attractions. The hotel is a spectacular historic landmark that is surrounded by a wealth of entertainment and leisure activities. Moreover, the Argonaut is the market leader in the internationally known Fisherman’s Wharf market. The strong leisure and group demand in this market, combined with extremely high barriers to entry, makes the Argonaut a very compelling addition to our growing portfolio.”
     The Argonaut Hotel is located in the popular Fisherman’s Wharf area of San Francisco, California, within the San Francisco Maritime National Historical Park and just blocks from numerous fine dining, entertainment and shopping establishments. Fisherman’s Wharf is an historic part of San Francisco that has long been known for its vibrant, marine-oriented atmosphere and is home to the Aquarium by the Bay, Anchorage Square, Ghirardelli Square and PIER 39, a 110-shop, two-story, festival marketplace. The area is also the main departure point for Alcatraz Island, a prime tourist attraction. San Francisco has consistently been featured as a top tourist destination in North America for both domestic and international travelers and boasts an exceptional array of natural attractions. In addition to the abundant and diverse collection of leisure activities, the city’s location on the west coast makes it a natural gateway to travelers from Asia.
     The hotel was originally constructed in 1907 as the Haslett Warehouse, before its conversion to a hotel in 2003. The Argonaut Hotel is a boutique-style property located directly across from San Francisco Bay with stunning views of Alcatraz Island, the Golden Gate Bridge and the Transamerica Pyramid. The property consists of 252 well-appointed guestrooms, with decor that celebrates the nautical history of the city’s waterfront. The property highlights the historic features of the property, including exposed red brick walls, high ceilings and original redwood columns and beams. The hotel features over 8,000 square feet of meeting space, including the 4,200 square-foot Golden Gate Ballroom and the 1,800 square-foot Maritime Room. The property also features the Blue Mermaid Chowder House, a 170-seat, three-meal-a-day restaurant that serves fresh seafood fare and is locally known for its excellent chowder. Additionally, the hotel is home to the San Francisco Maritime National Historical Park Visitors Center, along with several retail outlets including Starbucks, Ben & Jerry’s Homemade Ice Cream, Blazing Saddles Bike Rentals and Tours, and the Winery Collective Tasting Room.
     In 2010, the Argonaut Hotel operated at 87% occupancy, with an average daily rate of $185. During the next 12 months, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $5.1 to $5.6 million and net operating income after capital reserves of approximately $4.2 to $4.7 million.

     The Company will own a leasehold interest in the property through a long-term ground lease with the Department of the Interior National Park Service by way of the United States of America. There are currently 49 years remaining on the long-term ground lease, which expires in 2059. The $42.0 million secured loan that is being assumed in connection with the acquisition is a non-recourse, interest-only loan, subject to a fixed annual interest rate of 5.67%. The loan matures in March 2012.
     The hotel will continue to be managed by Kimpton, which has managed the property since 2003. In addition to the Argonaut Hotel, Kimpton also manages Pebblebrook’s 416-room Sir Francis Drake in downtown San Francisco, California, 183-room Monaco Washington DC in downtown Washington, DC and 140-room The Grand Hotel Minneapolis in downtown Minneapolis, Minnesota.
     “We are excited to expand our very successful relationship with Kimpton Hotels & Restaurants,” continued Mr. Bortz. “They are extremely experienced with the San Francisco market and we believe they will continue to drive market-leading performance at the Argonaut Hotel.”
     The Company expects to incur approximately $1.4 million of costs related to the acquisition of this hotel that will be expensed as incurred.
     The Argonaut Hotel marks the ninth acquisition for the Company since completing its initial public offering in December 2009.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper-upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The company owns nine hotels with a total of 2,552 guest rooms in six states and the District of Columbia including, San Francisco, California; Washington, DC; Santa Monica, California; Minneapolis, Minnesota; Bethesda, Maryland; Buckhead, Georgia; Stevenson, Washington; and Philadelphia, Pennsylvania.
Click here to visit the Pebblebrook Hotel Trust website
Click here to visit the Argonaut Hotel website
About Kimpton
     San Francisco-based Kimpton Hotels & Restaurants, a collection of boutique hotels and chef-driven restaurants in the US, is an acknowledged industry pioneer and was the first to bring the boutique hotel concept to America. Celebrating its 30th anniversary in 2011, Bill Kimpton founded the company in 1981 and today it is well-known for making travelers feel welcomed and comfortable while away from home through intuitive and unscripted customer care, stylish ambience and having a certain playfulness in its approach to programs and amenities. Adjacent to the hotels are locally-loved, top-rated, destination Kimpton restaurants. Kimpton leads the hospitality industry in ecological practices through its innovative EarthCare program that spans all hotels and restaurants. Market Metrix, a recognized authority and leader in feedback solutions, consistently ranks Kimpton above other hotel companies in luxury and upper upscale segments for customer satisfaction. Privately held Kimpton operates 51 hotels and 54 restaurants in 24 cities. For more information visit www.KimptonHotels.com or call 1-800-KIMPTON.
Click here to visit the Kimpton Hotel & Restaurant website
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions and projected earnings, expenses and demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves, the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic performance and potential increases in average daily rate, occupancy and room demand; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Prospectus filed pursuant to Rule 424(b)(1) on July 23, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and at www.sec.gov ..
     All information in this release is as of February 16, 2011. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.
Contact:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com
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Pebblebrook Hotel Trust
Argonaut Hotel
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
12-Month Forecast
(Unaudited, in millions)

	Range
	Low		High
Hotel net income	$2.5	to	$3.0

Adjustment:
Depreciation and amortization (1)	2.6		2.6

Hotel EBITDA	$5.1		$5.6

Adjustment:
Capital reserve	(0.9)		(0.9)

Hotel Net Operating Income	$4.2		$4.7

(1)  Depreciation and amortization has been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of Depreciation and Amortization and the resulting change may be material.
     This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.
     The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.
     The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Hotel Pro Forma Operating Data
(In thousands)
(Unaudited)
Historical Operating Data

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2009	2009	2009	2009	2009
Pro forma Occupancy	65.6%	75.4%	78.9%	69.4%	72.4%
Pro forma ADR	$179.36	$168.66	$165.48	$170.32	$170.58
Pro forma RevPAR	$117.72	$127.14	$130.57	$118.25	$123.44

Pro forma Hotel Revenues	$41,839	$46,039	$46,511	$44,239	$178,628
Pro forma Hotel EBITDA	$6,670	$12,192	$11,751	$10,340	$40,953

	First Quarter	Second Quarter	Third Quarter
	2010	2010	2010
Pro forma Occupancy	68.8%	81.0%	79.9%
Pro forma ADR	$160.43	$169.28	$174.56
Pro forma RevPAR	$110.40	$137.12	$139.48

Pro forma Hotel Revenues	$39,869	$49,291	$49,200
Pro forma Hotel EBITDA	$6,331	$12,548	$12,331
Notes:
These historical hotel operating results include results from the hotels the Company owned as of February 16, 2011 including: DoubleTree by Hilton Bethesda-Washington DC, Sir Francis Drake, InterContinental Buckhead, Monaco Washington DC, Skamania Lodge, Sheraton Delfina, Sofitel Philadelphia and the Argonaut Hotel. This schedule excludes The Grand Hotel Minneapolis. These historical operating results include results for periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating results for The Grand Hotel Minneapolis after the Company has owned the hotel for one year.
The data above is not audited and has been presented only for comparison purposes.